EXHIBIT 15.1

Former Mars Petcare Executive Kevin Cole Joins True Leaf as President

Seasoned Executive from World’s Largest Pet Food Company to Drive Transformative Growth of True Leaf Pet

VERNON, British Columbia, May 07, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the appointment of Kevin Cole as President of True Leaf Pet.

Kevin brings over 20 years of experience in consumer-packaged goods (CPG) to True Leaf as well as considerable expertise in accelerating businesses and brands in the pet industry. Prior to joining True Leaf, he served as Vice President, Marketing for Mars Petcare Canada, one of the globe’s leading food manufacturers and the world’s largest pet food company, owning top pet brands such as PEDIGREE®, IAMS® and ROYAL CANIN®. Previously, he was a marketing executive with GlaxoSmithKline (GSK).

Kevin has led teams on consumer and customer insights, strategic planning, marketing, sales strategy, eCommerce and project management functions. He is credited with leading the explosive growth of WHISKAS® and the cat treat brand TEMPTATIONS®, and while at GSK, laying the foundation for the Sensodyne® brand to become the #1 toothpaste in Canada.

In his new role, Kevin will streamline operations and accelerate growth for True Leaf Pet, which produces, markets, and distributes hemp-based supplements for pets to 3,500 stores worldwide. Kevin will spearhead the division’s growth, focusing first on bringing a legally-compliant CBD product for pets to market. He will also lead efforts to expand True Leaf’s store reach worldwide including penetration into Asia, launch a global education campaign on cannabis-for-pets – a new product category – as well as aim to execute the Company’s direct-to-consumer strategy.

“Our ability to successfully recruit top talent from the largest pet food company in the world is a testament to True Leaf’s vision to become a global leader in the cannabis-for-pets space,” said Darcy Bomford, Founder and Chief Executive Officer at True Leaf. “Kevin’s proven track record of growing top pet brands will be key to our continued strong growth. With Kevin at the helm of our pet business, we’re confident in True Leaf’s ability to become a household name in the pet industry like WHISKAS® and TEMPTATIONS®.”

“As an animal lover, a pet parent, and longtime pet care executive, I’m committed to finding new opportunities to improve the way we care for our four-legged family members,” said Kevin Cole. “I believe plant-based nutrition and specifically cannabis for pets will shape the future of pet care. This is why I joined True Leaf because it is, and will continue to be, the most trusted cannabis-for-pets brand. In this emerging sector, consumer and retailer trust is a key ingredient to explosive growth. True Leaf has set the groundwork with its line of safe, legal and effective hemp-based products for pets. I’m excited to work with the team and lead the category transformation.”

Darcy Bomford has resigned as President of True Leaf Pet Inc., but will continue as a director and Chief Executive Officer of True Leaf Pet Inc.

Kevin will join Darcy and Dr. Katherine Kramer, DVM, Founding Chair of True Leaf’s Veterinary Advisory Board, this week at Europe’s largest pet trade show – Zoomark. The team’s participation at Zoomark is part of True Leaf’s continued focus to educate international buyers on the therapeutic benefits of hemp for pets.

The Company will be exhibiting in the Canadian Pavilion (Booth A50 in Hall 25) at the BolognaFiere exhibition centre during the expo, May 6-9, 2019, from 9:00 am to 6:00 pm.

To schedule an interview with a member of the True Leaf leadership team at Zoomark, please email media@trueleaf.com.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf PetInstagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/7cda5cd7-1587-4308-ba66-19939679230d